Exhibit 99.1

Press Release

Pitney Bowes Calls for

Redemption of Outstanding 5.25% Notes Due 2022

STAMFORD, CT, October 22, 2015 -- Pitney Bowes Inc. (NYSE: PBI), a global technology company that provides products and solutions that power commerce, today announced its call for redemption of all of its outstanding 5.25% Notes due 2022. The Notes were issued under an indenture between the Company, as issuer, and The Bank of New York Mellon, successor to Citibank, N.A., as trustee dated as of February 14, 2005, as supplemented and amended.

The Notes will be redeemed on November 27, 2015 at a price equal to the sum of 100% of the aggregate principal amount of the Notes being redeemed and accrued but unpaid interest on those Notes to the redemption date.

As trustee, The Bank of New York Mellon will deliver a notice of redemption to all registered holders of the Notes. Copies of the Notes and the notice of redemption may be obtained by contacting the Company’s Investor Relations department at (203) 351-6349.

About Pitney Bowes

Pitney Bowes (NYSE:PBI) is a global technology company offering innovative products and solutions that enable commerce in the areas of customer information management, location intelligence, customer engagement, shipping and mailing, and global ecommerce. More than 1.5 million clients in approximately 100 countries around the world rely on products, solutions and services from Pitney Bowes. For additional information, visit Pitney Bowes at www.pitneybowes.com

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Editorial	Financial
Bill Hughes	Charles F. McBride
Chief Communications Officer	VP, Investor Relations
203-351-6785	203-351-6349